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                                                                 EXHIBIT 10.8.3

                                AMENDMENT OF THE

                        PULITZER RETIREMENT SAVINGS PLAN

        Pursuant to a resolution adopted on July 31, 1996 by the Board of Directors of Pulitzer Publishing Company, the Pulitzer Retirement Savings Plan is hereby amended, effective July 31, 1996, by adding the following to the end of Article III:

                "3.07. Rollover Contributions. Subject to such rules as may be established by the Administrative Committee, an Employee may make a rollover contribution to the Trust of (a) part or all of a distribution received from another employee benefit trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code, (b) part or all of a distribution received from a qualified employee annuity plan described in
Section 403(a)(1) of the Code which meets the requirements of Section 404(a)(2) of the Code, or (c) the entire amount received (including money and any other property) from an individual retirement account. Any rollover contribution must meet the income deferral requirements of Section 402(a)(5), Section 403(a)(4) or Section 408(d)(3) of the Code, as the case may be (including the requirement that the rollover contribution be made no later than 60 days after the day on which the Employee received the payment or distribution from the other plan or account). The Administrative Committee and/or the Trustee may require an Employee to furnish any relevant information or documentation and to make any reasonable representations concerning the distribution from the prior plan or account before deciding whether to accept a rollover contribution. The amount of a rollover contribution shall be credited to the Employee's Account and shall equal the sum of the cash plus the fair market value of the property transferred (subject to the right of the Administrative Committee
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or the Trustee to refuse to accept property), determined as of the date the property is received by the Trustee. For purposes of this section, rollover contributions shall also include direct rollovers as described in Section 401(a)(31) of the Code."



July 31, 1996                              /s/ Ronald H. Ridgway
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Date                                       Ronald H. Ridgway
                                           Senior Vice President - Finance